Exhibit 10.4

October 2, 2001

Ebrahim Abbasi

[Address]

Dear Ebrahim:

Pending the successful completion of your background check, Redback Networks, Inc. (the “Company”) is pleased to offer and confirm your employment with the following terms and conditions:

Position. You will serve in a full-time capacity as Sr. Vice President, Operations, effective on or about October 4, 2001. This position will report into Kevin A. DeNuccio, President and CEO.

Compensation. You will be paid an annual salary of $235,000.00 payable in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies on a periodic basis.

Bonus. You will be eligible for participation in Redback’s Executive Bonus program, targeted at 40% of base compensation, and based upon your performance and the overall performance of the Company. As part of this offer you will be guaranteed a prorated payout for Q4FY2001.

Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 600,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is approved by Redback’s Board of Directors, or a committee of the Board, at the next appropriate Board of Director’s meeting, at close of the market. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

Option Agreement In the event a Change in Control occurs (as defined by Redback’s Stock Option Plan) and (ii) within 12 months following such Change in Control, either (A) your service with Redback is involuntarily terminated without cause or (B) there is an involuntary reduction in the nature or scope of your service to Redback (including a material reduction in your employment responsibilities), you will have acceleration of 12 months vesting of your unvested options, and you will receive 12 months of base pay. Cause shall be deemed to mean your unauthorized use or disclosure of the confidential information or trade secrets of Redback, your conviction of a felony under the laws of the United States or any state thereof or your gross negligence.

Proprietary Information and Inventions Agreement. As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement.

Period of Employment. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

Outside Activities. During the period that you will render services to the Company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed of the Company, or any gainful employment, business or activity, without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or the proposed business of the Company.

Benefits. During your employment you will be entitled to participate in and to receive benefits from all present and future medical, dental, vision, life insurance, accident and disability plans, and all similar benefits made available generally to employees of the Company. The amount and extent of these benefits, including employee-paid premiums, co-payments and deductibles, shall be governed by the specific benefit plan, as it may be amended from time to time.

Entire Agreement. This letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings, oral or written, between you and the Company.

Ebrahim, we believe you will make a significant contribution to the Company and hope you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by the Immigration Reform and Control Act of 1986, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States within 72 hours of your date of employment. The necessary documents and instructions are attached to enable you to complete them in the time allowed.

Please inform me of your agreement with these terms no later than October 3, 2001 by signing and dating the enclosed duplicate original of this letter and returning it to me. Redback conducts New Hire Orientations each Monday morning from 8:30am to 4:00pm in the Manresa Conference Room in our 350 Holger Way building, on the 1st floor.

Very truly yours, Kevin A. DeNuccio President and CEO Redback Networks, Inc.

AGREED AND ACCEPTED:

By

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